SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 2)(1)

                               Object Design, Inc.
                ------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                ------------------------------------------------
                         (Title of Class of Securities)

                                    674416102
                ------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

                |X| Rule 13d-1(b)
                |_| Rule 13d-1(c)
                |_| Rule 13d-1(d)


---------------------

     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 Pages

----------------------------------                   ---------------------------
|CUSIP NO. 674416102             |   13G            |   Page  2   of 9  Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Aeneas Venture Corporation                                         |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  2,475,552 shares                                 |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |         --                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  2,475,552 shares                                 |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |         --                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  2,475,552 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  8.9%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 9 Pages

----------------------------------                   ---------------------------
|CUSIP NO. 674416102             |   13G            |   Page  3   of 9  Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Harvard Private Capital Holdings, Inc.                             |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  45,012 shares                                    |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |         --                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  45,012 shares                                    |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |         --                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  45,012 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 9 Pages

----------------------------------                   ---------------------------
|CUSIP NO. 674416102             |   13G            |   Page  4   of 9  Pages  |
|          -----------           |                  |        ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Phemus Corporation                                                 |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  186,962 shares                                   |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |         --                                        |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  186,962 shares                                   |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |         --                                        |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  186,962 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.7%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 9 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)  Name of Issuer:
                   Object Design, Inc.

     1(b)  Address of Issuer's Principal Executive Offices:
                   25 Mall Road
                   Burlington, MA  01803

Item 2(a)  Name of Person Filing:
               (i) Aeneas Venture Corporation ("AVC")
              (ii) Harvard Private Capital Holdings, Inc. ("HPCH")
             (iii) Phemus Corporation ("PC")

     2(b)  Address of Principal Business Office or, if none, Residence:
               (i) AVC:  c/o Charlesbank Capital Partners, LLC
                             600 Atlantic Avenue, 26th Floor
                             Boston, MA 02210

              (ii) HPCH: c/o Charlesbank Capital Partners, LLC
                             600 Atlantic Avenue, 26th Floor
                             Boston, MA 02210

             (iii) PC:  c/o  Charlesbank Capital Partners, LLC
                             600 Atlantic Avenue, 26th Floor
                             Boston, MA 02210
     2(c)  Citizenship:
               (i) AVC:      Delaware
              (ii) HPCH:     Massachusetts
             (iii) PC:       Massachusetts

     2(d)  Title of Class of Securities:
                   Common Stock

     2(e)  CUSIP Number:
                   674416102

Item 3     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
           The entities filing are wholly-owned subsidiaries of the endowment fund of Harvard University and are a Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4     Ownership:

     4(a)  Amount beneficially owned:
               (i) AVC: 2,475,552 shares


                                Page 5 of 9 Pages

              (ii) HPCH: 45,012 shares
             (iii) PC:   186,962 shares

     4(b)  Percent of Class:
               (i) AVC:   8.9%
              (ii) HPCH:  0.2%
             (iii) PC:    0.7%

     4(c)  Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote:
                    (i) AVC: 2,475,552 shares, subject to the terms of the Existing Assets Management Agreement described more fully in Item 6.
                    (ii) HPCH: 45,012 shares, subject to the terms of the Existing Assets Management Agreement described more fully in Item 6.
                    (iii) PC: 186,962 shares, subject to the terms of the Existing Assets Management Agreement described more fully in Item 6.

           (ii)  shared power to vote or to direct the vote:

                                 ---------

           (iii) sole power to dispose or to direct the disposition of:
                    (i) AVC: 2,475,552 shares, subject to the terms of the Existing Assets Management Agreement described more fully in Item 6.
                    (ii) HPCH: 45,012 shares, subject to the terms of the Existing Assets Management Agreement described more fully in Item 6.
                    (iii) PC: 186,962 shares, subject to the terms of the Existing Assets Management Agreement described more fully in Item 6.

           (iv)  shared power to dispose or to direct the disposition of:

                                 --------

Item 5     Ownership of Five Percent or Less of a Class:
                   Not Applicable.

Item 6     Ownership of More than Five Percent on Behalf of Another Person:
                   Pursuant to the Existing Assets Management Agreement, dated July 1, 1998, between Charlesbank Capital Partners, LLC ("Charlesbank"), President and Fellows of Harvard College ("Harvard") and certain individuals, Charlesbank will act as an investment manager on behalf of Harvard and its affiliates in connection with certain existing investments of Harvard and its affiliates, including the investment disclosed herein.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
           Company:
                   Not Applicable.

                                Page 6 of 9 Pages

Item 8     Identification and Classification of Members of the Group:
                   See Exhibit A.

Item 9     Notice of Dissolution of Group:
                   Not Applicable.

Item 10    Certification:

           By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                Page 7 of 9 Pages

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                  AENEAS VENTURE CORPORATION


                                  By: /s/ Tami E. Nason
                                      ------------------------------------------
                                      Name:  Tami E. Nason
                                      Title: Authorized Signatory


                                  HARVARD PRIVATE CAPITAL HOLDINGS,
                                  INC.


                                  By: /s/ Tami E. Nason
                                      ------------------------------------------
                                      Name:  Tami E. Nason
                                      Title: Authorized Signatory


                                  PHEMUS CORPORATION


                                  By: /s/ Tami E. Nason
                                      ------------------------------------------
                                      Name:  Tami E. Nason
                                      Title: Authorized Signatory



February 12, 1999



                                Page 8 of 9 Pages

                                    Exhibit A
                                    ---------


    Members of Group                                 Item 3 Classification
    ----------------                                 ---------------------
(1) Aeneas Venture Corporation                                  CO

(2) Harvard Private Capital Holdings, Inc.                      CO

(3) Phemus Corporation                                          CO



                                Page 9 of 9 Pages